SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number 0-28068


                       COLORADO GAMING & ENTERTAINMENT CO.
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             (Exact name of registrant as specified in its charter)



     12596 West Bayaud Avenue, Suite 450, Lakewood, CO 80228, (303) 716-5600
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                  12% Senior Secured Pay-In-Kind Notes Due 2003
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            (Title of each class of securities covered by this Form)

                                      None
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                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        (X)               Rule 12h-3(b)(1)(ii)        ( )
Rule 12g-4(a)(1)(ii)       ( )               Rule 12h-3(b)(2)(i)         ( )
Rule 12g-4(a)(2)(i)        ( )               Rule 12h-3(b)(2)(ii)        ( )
Rule 12g-4(a)(2)(ii)       ( )               Rule 15d-6                  ( )
Rule 12h-3(b)(1)(i)        (X)

          Approximate number of holders of record as of the certification or
notice date:   10
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

          Pursuant to the requirements of the Securities Exchange Act of 1934, Colorado Gaming & Entertainment Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   February 14, 2000            By: /s/ David Aker
                                         ---------------------------------------
                                         Name:  David Aker
                                         Title: Vice President